Exhibit 8.4
FORM OF OPINION THAT IS A CLOSING CONDITION TO THE MERGER AGREEMENT
IF THE STOCK VALUE CONDITION IS SATISFIED AND THE TRANSACTION IS
STRUCTURED TO QUALIFY AS A REORGANIZATION
[SHEARMAN & STERLING LLP LETTERHEAD]
[Date]
HeartWare International, Inc.
205 Newbury Street
Framingham, Massachusetts 01701
     Re: Agreement and Plan of Merger by and among Thoratec Corporation, Thomas Merger Sub I, Inc., Thomas Merger Sub II, Inc., and HeartWare International, Inc., dated as of February 12, 2009
Ladies and Gentlemen:
          We are acting as United States federal income tax counsel (“Tax Counsel”) for HeartWare International, Inc. (the “Company”), a Delaware corporation, in connection with the merger (the “Merger”) of Thomas Merger Sub I, Inc. (“Merger Subsidiary”), a Delaware corporation and a direct wholly-owned subsidiary of Thoratec Corporation (“Parent”), a California corporation, with and into the Company pursuant to the Agreement and Plan of Merger, dated as of February 12, 2009 (the “Merger Agreement”), among Parent, Merger Subsidiary, Thomas Merger Sub II, Inc. (“Merger Subsidiary Two”), a Delaware corporation and a direct wholly-owned subsidiary of Parent, and the Company. We have assumed that the Merger will be consummated at the Effective Time and the merger (the “Second Merger” and, together with the Merger, the “Mergers”) of the Company with and into Merger Subsidiary Two will be consummated at the Second Merger Effective Time, in each case, under the laws of the State of Delaware and in accordance with the terms of the Merger Agreement. Any capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement.
          This opinion is being delivered pursuant to Sections 6.11(a)(iii) and 7.03(d) of the Merger Agreement. Parent has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-4 (as amended, the “Registration Statement”) that includes a proxy statement/prospectus (as amended, the “Proxy Statement/Prospectus”), with respect to the shares of common stock of Parent to be issued to the holders of shares of common stock of the Company (including common stock represented by HeartWare CHESS Depositary Interests) pursuant to the Merger.
          In our capacity as Tax Counsel, we have reviewed and, with your consent, are expressly relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in, (a) the Merger Agreement, including any exhibits thereto, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate, and (ii) a certificate delivered to us pursuant to Section 6.11(a)(iii) of the Merger Agreement by Parent, Merger Subsidiary and Merger Subsidiary Two, dated as of the date hereof (the “Parent Tax Representation Certificate”) containing representations made to us by Parent, Merger Subsidiary and Merger Subsidiary II, and (ii) a certificate delivered to us pursuant to Section 6.11(a)(iii) of the Merger Agreement by the Company, dated as of the date hereof (the “Company Tax Representation Certificate” and, together with the Parent Tax Representation Certificate, the “Tax Representation Certificates”) containing representations made to us by the Company.
          We have assumed that the Mergers will be consummated in accordance with the terms of the Merger Agreement, the statements, representations and warranties contained in the Merger Agreement were (and the Tax Representation Certificates are) true, correct and complete when made and will continue to be true, correct and complete through the Effective Time and the Second Merger Effective Time and the parties have complied with, and, if applicable, will continue to comply with the covenants and agreements contained in the Merger Agreement. We have further assumed that the statements as to factual matters contained in the Proxy Statement/Prospectus are true, correct and complete, and will continue to be true, correct and complete through the Effective Time and the Second Merger Effective Time.
          In addition, with respect to any representations and warranties in any of the foregoing documents that are made “to the best knowledge of” or are similarly qualified, we have assumed that such representations and warranties are accurate, in each case, without such qualification. If any of our assumptions described above is untrue in any material respect for any reason or if the Mergers are consummated in a manner that is different from the manner in which it is described in the Merger Agreement and/or the Proxy Statement/Prospectus, our opinion expressed below may be adversely affected and may not be relied upon.
          Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
          No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Mergers under state, local or non-United States laws and the reasonableness of the assumptions and accuracy of the representations relied upon by us in rendering the opinion described herein. Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. In addition, our opinion is based upon current United States federal income tax law and administrative practice and, if there are any subsequent changes in such law or practice or in the facts and circumstances surrounding the Mergers, the opinion expressed herein may become inapplicable. We undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.
          This opinion is rendered to you in connection with Sections 6.11(a)(iii) and 7.03(d) of the Merger Agreement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the proxy statement/prospectus therein under the captions “The Merger—Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,